Exhibit 10.1
Amegy Bank N.A.
1807 Ross Avenue, Suite 400
Dallas, Texas 75201
January 9, 2007
Infinity Energy Resources, Inc.
633 Seventeenth Street, Suite 1800
Denver, Colorado 80202
     Re: Loan Agreement
Ladies and Gentlemen:
     This letter sets forth the Loan Agreement (this “Loan Agreement”) among Infinity Energy Resources, Inc. (“Borrower”), a Delaware corporation; Infinity Oil and Gas of Texas, Inc., a Delaware corporation, and Infinity Oil & Gas of Wyoming, Inc., a Wyoming corporation (collectively “Guarantors”); and Amegy Bank N.A. (“Lender”), with respect to loans from Lender to Borrower and obligations of Borrower and Guarantors to Lender.
     Loan. (a) Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments, and documents executed and delivered in connection herewith (collectively the “Loan Documents”), Lender agrees to make a revolving loan in the maximum amount of $50,000,000.00 to Borrower (the “Revolving Loan”) on the terms set forth in the Revolving Promissory Note attached as Exhibit A (the “Revolving Note”), for the purposes set forth below. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow on a revolving basis from time to time during the period commencing on the date hereof and continuing through 11:00 a.m. (Dallas, Texas time) on January 9, 2009 (the “Termination Date”), such amounts as Borrower may request under the Revolving Loan; provided, however, the total principal amount outstanding at any time shall not exceed the lesser of (i) the aggregate sums permitted under the Borrowing Base (as defined below), which is initially set at $27,000,000.00, or (ii) $50,000,000.00. All sums advanced under the Revolving Loan, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Termination Date. Borrower has the right to request a one year extension of the Termination Date in connection with the October 1 Borrowing Base redetermination each year. Any extension is subject to appropriate credit approval of Lender and may be subject to additional conditions. Lender has not yet committed to any extension of the Termination Date.
          (b) The unpaid principal balance of the Revolving Note shall bear interest from the date advanced until paid or until default or maturity at the rates per annum elected by Borrower from the following options under the terms of the Revolving Note: (i) the sum of the

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Stated Rate plus the Applicable Margin, or (ii) the sum of the LIBOR Rate plus the LIBOR Spread; provided that in no event shall such rate exceed the Maximum Rate (as defined below). The Applicable Margin and the LIBOR Spread will vary based on the Borrowing Base Utilization (as defined below) as in effect from time to time, with each change in the applicable rate resulting from a change in the Borrowing Base Utilization to take effect on the day such change in the Borrowing Base Utilization occurs. “Borrowing Base Utilization” is defined as an amount expressed as a percentage, equal to the quotient of (i) the sum of (A) the aggregate principal amount of the Revolving Loan outstanding, plus (B) the aggregate undrawn amount of all outstanding Letters of Credit (as defined below), divided by (ii) the Borrowing Base. Based on the Borrowing Base Utilization, the Applicable Margin and the LIBOR Spread will vary as set forth below:

Borrowing Base Utilization	Applicable Margin	LIBOR Spread
Greater than or equal to 85%	0.50%	3.25%
Less than 85%, but greater than or equal to 66%	0.25%	3.00%
Less than 66%, but greater than or equal to 33%	0.00%	2.75%
Less than 33%	0.00%	2.50%
The “Stated Rate” shall be equal to the greater of (i) the interest rate publicly announced by Lender from time to time as its general reference rate of interest, which prime rate shall change upon any change in such announced or published general reference interest rate and which prime rate may not be the lowest interest rate charged by the Lender, or (ii) the sum of the rate of interest, then most recently published in the Money Rates section of The Wall Street Journal as the “federal funds” rate for reserves traded among commercial banks for overnight use, plus one-half of one percent (0.5%); and the “LIBOR Rate” means the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the average of the offered quotations appearing at Page or Ticker US0001M, US0002M, US0003M, or US0006M, as the case may be for the applicable Interest Period (as defined in the Revolving Note) in Bloomberg Financial Markets Commodities News as published by Bloomberg L.P. (or such other similar news reporting service as Lender may subscribe to at the time such LIBOR Rate is determined), at which deposits in U.S. dollars are offered by the major London clearing banks in the London interbank offered market for a period of time equal or comparable to one, two, three, or six months and in an amount equal to or comparable to the principal amount of the LIBOR Balance (as defined in the Revolving Note) to which such interest period relates.
          (c) Advances on the Revolving Loan may be used only for the following purposes: (i) for the Closing Date Advances (as defined below), (ii) for the Approved Plan of Development (as defined below), (iii) the issuance of Letters of Credit (as defined below), (iv) auction letters and letters of guarantee; and (v) for other business purposes approved by Lender in advance. On or after the date of the closing of this Loan Agreement, Borrower may request advances on the Revolving Loan for the following purposes only (the “Closing Date

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Advances”):
               (i) Borrower may advance up to $8,000,000.00 for the purpose of paying Borrower’s and Guarantors’ past-due accounts payable (the “Accounts Payable”);
               (ii) Borrower may advance on the Revolving Loan to pay closing costs, expenses, and fees incurred in connection with this Loan Agreement; and
               (iii) Borrower may advance up to $500,000.00 for working capital.
          (d) Except for the Closing Date Advances, all subsequent advances on the Revolving Loan shall be used only to fund the budgeted capital expenditures under the Approved Plan of Development. As used in this Loan Agreement, “Approved Plan of Development” means the written and scheduled plan of development approved by Lender, with respect to budgeted capital expenditures and expected schedule for Guarantors’ development activities with respect to those proved oil and gas properties and undeveloped oil and gas properties in Comanche and Erath Counties, Texas, Routt County, Colorado, and Sweetwater County, Wyoming (the “Project Areas”). The initial Approved Plan of Development approved by Lender is attached as Schedule 1(d) to this Loan Agreement. The Approved Plan of Development may not be materially modified without Lender’s prior written consent. If Borrower wishes to so modify the Approved Plan of Development, Borrower shall provide an amended Plan of Development for Lender’s approval at least ten (10) days before it is proposed to be effective; and Lender must respond to such request for written consent within such ten-day period. Borrower and Guarantors shall use all “Free Operating Cash Flow” (as defined below) for the purpose of funding the capital expenditures under the Approved Plan of Development.
          (e) At the request of Borrower, Lender may from time to time issue one or more letters of credit for the account of Borrower, Guarantors, or any affiliates (the “Letters of Credit”). Borrower’s availability on the Revolving Loan will be reduced by the aggregate undrawn amount of all unexpired Letters of Credit. Any fundings under any Letters of Credit will be treated as an advance on the Revolving Loan and will be secured by the Security Documents (as defined below). At no time may the aggregate undrawn amount of all outstanding Letters of Credit exceed twenty percent (20%) of the Borrowing Base. All Letters of Credit shall be for a term of up to one year (or longer if necessary for regulatory requirements) but shall expire not later than five days prior to the Termination Date, unless adequately secured by cash collateral held by Lender. Borrower will sign and deliver Lender’s customary forms for the issuance of Letters of Credit. Borrower agrees to pay to Lender a Letter of Credit Fee equal to the Letter of Credit Fee Rate per annum set forth below, calculated on the aggregated stated amount of each Letter of Credit for the stated duration thereof (computed on the basis of actual days elapsed as if each year consisted of 360 days). The Letter of Credit Fee Rate will vary as set forth below based on the Borrowing Base Utilization:

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Borrowing Base Utilization	Letter of Credit Fee Rate
Greater than or equal to 85%	3.25%
Less than 85%, but greater than or equal to 66%	3.00%
Less than 66%, but greater than or equal to 33%	2.75%
Less than 33%	2.50%
Any renewal or extension of a Letter of Credit will be treated as a new issuance for the purpose of the Letter of Credit Fee. These Letter of Credit Fees are payable quarterly in arrears within fifteen (15) days of the end of each calendar quarter.
          (f) At the request of Borrower and in the sole discretion of Lender, Lender may from time to time issue one or more auction letters or letters of guarantee in connection with auctions or other purchases of oil and gas properties by Borrower. Each auction letter and letter of guarantee will have an expiration date not longer than five (5) days from the date of the letter. Notwithstanding any provision to the contrary, Borrower’s availability on the Revolving Loan will be reduced by the aggregate maximum amount stated in all unexpired auction letters and letters of guarantee until Lender is satisfied that (i) Borrower was unsuccessful in the auction or purchase, or (ii) Borrower consummates the purchase of the oil and gas properties. Any fundings pursuant to an auction letter or letter of guarantee will be treated as an advance on the Revolving Loan and will be secured by the Security Documents.
          (g) Borrower agrees to pay to Lender the following fees that are non-refundable and earned by Lender upon execution of this Loan Agreement unless otherwise stated:
               (i) Upon execution of the term sheet, Borrower previously paid Lender a Due Diligence Fee in the amount of $50,000.00.
               (ii) Upon execution of this Loan Agreement, Borrower agrees to pay Lender an Arrangement Fee in the amount of $270,000.00; provided, however, that the Due Diligence Fee shall be credited to this Arrangement Fee at closing.
               (iii) Borrower agrees to pay to Lender a Non-Use Fee equal to the applicable Non-Use Fee Rate set forth below per annum (computed on the basis of actual days elapsed and as if each calendar year consisted of 360 days), payable quarterly in arrears, multiplied by an amount determined daily equal to the difference between the Borrowing Base and the sum of (i) the aggregate outstanding principal balance of the Revolving Loan at such time, plus (ii) the aggregate undrawn amount on all outstanding Letters of Credit. The Non-Use Fee Rate will vary as set forth below based on the Borrowing Base Utilization:

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Borrowing Base Utilization	Non-Use Fee Rate
Greater than or equal to 85%	0.750%
Less than 85%, but greater than or equal to 66%	0.625%
Less than 66%, but greater than or equal to 33%	0.500%
Less than 33%	0.375%
This Non-Use Fee is payable quarterly within fifteen (15) days of the end of each calendar quarter.
          (h) The Revolving Loan, all other loans now or hereafter made by Lender to Borrower, and any renewals or extensions of or substitutions for those loans, will be referred to collectively as the “Loans.” The Revolving Note, all other promissory notes now or hereafter payable by Borrower to Lender, and any renewals or extensions of or substitutions for those notes, will be referred to collectively as the “Notes.”
     2. Collateral. (a) Payment of the Notes and the Hedge Liabilities (as defined below) will be secured by the first liens and first security interests, subject to Permitted Encumbrances (as defined below) created or described in the following (collectively the “Security Documents”): (i) a Deed of Trust and Security Agreement of even date, executed by Infinity Oil and Gas of Texas, Inc., in favor of Lender, and covering oil and gas properties located in Erath and Comanche Counties, Texas; (ii) a Deed of Trust and Security Agreement of even date, executed by Infinity Oil & Gas of Wyoming, Inc. in favor of Lender, and covering oil and gas properties located in Routt County, Colorado; (iii) a Deed of Trust and Security Agreement of even date, executed by Infinity Oil & Gas of Wyoming, Inc. in favor of Lender, and covering oil and gas properties located in Sweetwater County, Wyoming; and (iv) any other security documents now or hereafter executed in connection with the Loans. The three deeds of trust described above shall collectively be referred to as the “Deeds of Trust”; and all oil and gas properties now or hereafter mortgaged to Lender by Borrower or Guarantors, including the oil and gas properties covered by the Deeds of Trust, will be referred to as the “Properties.” If requested by Lender, Borrower and Guarantors will execute in favor of Lender mortgages, deeds of trust, security agreements, or amendments, in Proper Form (as defined below), mortgaging any additional oil and gas properties and all additional interests in the Properties acquired by Borrower or Guarantors so that Lender will continuously maintain under mortgage not less than ninety percent (90%) of the aggregate present value (as calculated by Lender in its sole discretion in accordance with the methods set forth below for the Borrowing Base) assigned to Borrower’s and Guarantors’ oil and gas properties based upon Lender’s in-house evaluation.

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          (b) Payment of the Notes and the Hedge Liabilities will also be guaranteed by each of the Guarantors pursuant to Commercial Guaranties in Proper Form (collectively the “Guaranties”).
          (c) In connection with the Deeds of Trust and at such time as Lender requires Borrower to mortgage additional oil and gas properties, Borrower and Guarantors shall, upon request of Lender, deliver to Lender title opinions and/or other title information acceptable to Lender covering at least eighty-one percent (81%) of the present value (as determined by Lender in the manner set forth for Borrowing Base determinations below) of the Properties and the oil and gas properties which are to become Properties, along with such other information regarding title as Lender shall reasonably request, all in Proper Form and from attorneys or landmen acceptable to Lender. Lender reserves the right to immediately exclude any oil and gas property from the Borrowing Base if Lender learns of any material title issue with respect to the oil and gas property or if Lender’s review of Borrower’s and Guarantors’ title to the oil and gas property indicates that Borrower’s title is unacceptable to Lender, in its sole discretion.
          (d) During the continuance of an Event of Default (as defined below), Lender reserves the right to require Borrower and Guarantors to set up a lockbox account to be managed by Lender for the purpose of collection of production proceeds attributable to Borrower’s and Guarantors’ interest in the Properties. Borrower and Guarantors agree that upon Lender’s election to require the lockbox after an Event of Default, Lender will receive the proceeds of oil and gas produced from or attributable to Borrower’s and Guarantors’ interest in the Properties for application as set forth in Section 3.2 of the Deed of Trust; and Borrower and Guarantors hereby direct all production purchasers or operators distributing proceeds to pay Borrower’s and Guarantors’ distributions attributable to Borrower’s and Guarantors’ interest in the Properties directly to Lender, if Lender so elects. All production proceeds attributable to the Properties received in the lockbox account by Lender with respect to production, severance, ad valorem, or other taxes on production proceeds (excluding income taxes) or that are attributable to another person’s or entities’ interest in the Properties shall be released immediately to Borrower upon Borrower’s request. All production proceeds attributable to Borrower’s and Guarantors’ interest in the Properties received in the lockbox account by Lender in excess of the current scheduled monthly payment and any other fees or expenses owed to Lender will be transferred to Borrower at the end of each month for its use consistent with the provisions of this Loan Agreement, so long as there is no existing Event of Default. If the production proceeds attributable to Borrower’s and Guarantors’ interest in the Properties received by Lender during any month are not sufficient to make the scheduled monthly payment, Borrower will pay Lender the deficiency within ten (10) days of notice from Lender of such shortfall. Contemporaneously with the execution of this Loan Agreement, Guarantors will sign and deliver to Lender letters in lieu of transfer orders to all purchasers of production directing those parties to pay all proceeds attributable to Guarantors’ interest in the Properties to the lockbox account, and these letters, signed in blank, will be held by Lender until such time as Lender elects to require the lockbox after an Event of Default.

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          (e) Unless a security interest would be prohibited by law or would render a nontaxable account taxable, Borrower and Guarantors grant to Lender a contractual possessory security interest in, and hereby assigns, pledges, and transfers to Lender all of Borrower’s and Guarantors’ rights in any deposits or accounts now or hereafter maintained with Lender (whether checking, savings, or any other account), excluding, however, accounts maintained by Borrower and Guarantors at Lender for the purpose of revenue distribution to third parties entitled to those revenues, including payroll accounts and any other accounts held by Borrower or Guarantors for the benefit of a third party. While an Event of Default is outstanding, Borrower and Guarantors authorize Lender, to the extent permitted by applicable law, to charge or setoff any sums owing on the Loans or the Hedge Liabilities against any and all such deposits and accounts; and Lender shall be entitled to exercise the rights of offset and banker’s lien against all such accounts and other property or assets of Borrower and Guarantors with or in the possession of Lender to the extent of the full amount of the Loans and the Hedge Liabilities.
     3. Borrowing Base. (a) On or about April 1 and October 1 of each year, commencing April 1, 2007, Lender may determine or redetermine, in its sole discretion, a Borrowing Base. In addition, Lender may require an unscheduled redetermination once during each six month period, and Borrower shall have the right to request an unscheduled redetermination of the Borrowing Base by Lender once per six-month period between scheduled redeterminations, and Lender shall conduct such redetermination using the methods described in this section. The term “Borrowing Base” refers to the designated loan value (as calculated by Lender in its sole discretion) assigned to the discounted present value of future net income accruing to Borrower’s and Guarantors’ oil and gas properties (and related gathering systems and processing and plant operations) based upon Lender’s in-house evaluation. Lender’s determination of the Borrowing Base will use such methodology, assumptions, and discount rates customarily used by Lender with respect to credits of a similar size and nature in assigning collateral value to oil and gas properties and will be based upon such other credit factors or financial information available to Lender at the time of each determination, including, without limitation, current market conditions and Borrower’s and Guarantors’ assets, liabilities, cash flow, liquidity, business, properties, prospects, management, and ownership. Borrower and Guarantors acknowledge that increases in the Borrowing Base are subject to appropriate credit approval by Lender.
          (b) The outstanding principal balance owing on the Revolving Note, plus the aggregate undrawn amount of all Letters of Credit, may not exceed the Borrowing Base at any time, subject to the payout provisions below in the event of a Borrowing Base decrease. A decrease in the Borrowing Base will result in an immediate decrease in Lender’s commitment under the Revolving Loan. If the redetermined Borrowing Base is less than the sum of the outstanding principal then owing on the Revolving Note, plus the aggregate undrawn amount of all Letters of Credit, Lender will notify Borrower of the amount of the Borrowing Base and the amount of the deficiency. Within thirty (30) days after notice is sent by Lender, Borrower shall remedy the deficiency by either: (i) making a lump sum payment on the Revolving Note

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to reduce the principal outstanding plus Letters of Credit to an amount equal to or less than the new Borrowing Base; (ii) committing to make six equal monthly installment payments to reduce the principal plus Letters of Credit to an amount equal to or less than the new Borrowing Base; or (iii) mortgaging additional collateral, which must be acceptable to Lender as to type, value, and title.
          (c) At the time of any redetermination, Lender reserves the right to establish an equal Monthly Commitment Reduction (“MCR”) amount by which the Borrowing Base shall be automatically reduced effective as of the fifth (5th) day of each successive calendar month until the next Borrowing Base redetermination. Lender’s determination of the MCR will use such methodology, assumptions, and discount rates customarily used by Lender with respect to credits of a similar size and nature in determining commitment reductions and will be based upon such other credit factors or financial information available to Lender at the time of each determination, including, without limitation, the economic half-life of the Properties, and Borrower’s and Guarantors’ assets, liabilities, cash flow, liquidity, business, properties, prospects, management, and ownership. The MCR will initially be set at zero dollars ($0). If the outstanding principal balance owing on the Revolving Note, plus the aggregate undrawn amount of all unexpired and outstanding Letters of Credit, shall exceed the Borrowing Base solely because of an MCR reduction, Borrower shall within ten (10) days of such event make a single lump sum payment in an amount not to exceed the MCR to reduce the sum of the outstanding principal balance owing on the Revolving Note, plus the aggregate undrawn amount of all unexpired and outstanding Letters of Credit, to an amount below the Borrowing Base. If the outstanding principal balance owing on the Revolving Note, plus the aggregate undrawn amount of all unexpired and outstanding Letters of Credit, shall exceed the Borrowing Base because of a Borrowing Base redetermination (or a Borrowing Base redetermination combined with a required MCR), Borrower shall have the right to cure set forth in subsection (b) above; provided, however, that if the MCR was applicable before the Borrowing Base redetermination, then the MCR amount will be due in a lump sum within ten (10) days of notice from Lender and Lender may continue the MCR at the same amount or change the MCR effective on the redetermination date.
          (d) If Borrower or Guarantors sell, transfer, or otherwise dispose of any oil and gas properties included in the Borrowing Base that have an aggregate sales price in excess of five percent (5%) of the most recent Borrowing Base in any fiscal year, Lender reserves the right to redetermine the Borrowing Base in accordance with this Section 3, which redetermination will be in addition to any special redeterminations permitted to Lender under subsection (a) above. Any Borrowing Base deficiency resulting from the sale of any oil and gas properties shall be immediately reduced by a single lump sum payment in an amount not to exceed the net proceeds from the sale of the oil and gas properties, and any remaining deficiency after the Borrowing Base redetermination shall be cured by Borrower pursuant to subsection (b) above.
     4. Hedges and Swaps. (a) Definitions. As used in this Loan Agreement and the Loan

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Documents, the following terms have the meanings assigned below:
               (i) “ISDA Agreement” means any International Swaps and Derivatives Association, Inc. master agreement or any similar agreement (with all related schedules, annexes, exhibits, amendments, and confirmations), now existing or hereafter entered into by Borrower or Guarantors, as amended, modified, replaced, consolidated, extended, renewed, or supplemented from time to time.
               (ii) “Hedge Transaction” means all Transactions (as defined in the ISDA Agreement) and any other derivative transaction, including, without limitation, any commodity swap (including price protection for future production of oil, gas, or other hydrocarbons or mineral or mining interests and rights therein), commodity option, interest rate swap (including rate hedge products), basis or currency or cross-currency rate swap, forward rate, cap, call, floor, put, collar, future rate, forward agreement, spot contract, or other credit, price, foreign exchange, rate, equity, equity index option, bond option, interest rate option, rate protection agreement, currency option, or other option, or commodities derivative, exchange, risk management, or protection agreement, or commodity, securities, index, market, or price-linked transaction or agreement, or any option with respect to any such transaction or similar transaction or combination of any of the foregoing, now existing or hereafter entered into by Borrower, Guarantors, or any of them, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices, indexes, or other financial measures and whether such transactions or combinations thereof are governed by or subject to any ISDA Agreement or other similar agreement or arrangement, including all obligations and liabilities thereunder, and including all renewals, extensions, amendments, and other modifications or substitutions.
               (iii) “Hedge Liabilities” means any and all liabilities and obligations of every nature and howsoever created, direct, indirect, absolute, contingent, or otherwise, whether now existing or hereafter arising, created, or accrued, of Borrower, Guarantors, or any of them, from time to time owed or owing to Lender or Hedge Provider in connection with any ISDA Agreement and each Transaction (as defined in the ISDA Agreement) and each Confirmation (as defined in the ISDA Agreement) or any Hedge Transaction, including, but not limited to, obligations and liabilities arising in connection with or as a result of early or premature termination, cancellation, rescission, buy back, reversal, or assignment or other transfer of a Hedge Transaction, and including any obligations or liabilities under any Letters of Credit issued in connection with Hedge Transactions to which another entity is a counter-party, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such obligor, would have accrued on such obligation, whether or not a claim is allowed for such interest in the related bankruptcy proceedings), reimbursement obligations, fees, expenses, indemnification, or otherwise.
               (iv) “Hedge Provider” means any affiliate of Lender or any other party now or hereafter contracting with Lender with respect to Hedge Transactions for Borrower.

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          (b) ISDA Agreement. Borrower, Guarantors, and Lender or Hedge Provider may enter into an ISDA Agreement, governing certain Hedge Transactions available to Borrower or Guarantors from Lender or Hedge Provider. Borrower and Guarantors may enter into Transactions (as defined in the ISDA Agreement) subject to the provisions of Confirmations (as defined in the ISDA Agreement). Upon payment in full of the Notes and termination of any obligation of Lender to make further advances on the Revolving Loan, and upon either termination of all Hedge Transactions with Lender or Hedge Provider or Borrower and Guarantors providing appropriate support and security for then-outstanding Hedge Liabilities on terms satisfactory to Lender in its sole discretion, including substitution on the outstanding Hedge Transactions on terms acceptable to Lender of a counterparty meeting the requirements of Section 4(e)(iv) below and that is otherwise acceptable to Lender (such liabilities to thereafter be deemed “Supported Hedge Liabilities”), this Loan Agreement may be terminated and the Security Documents released.
          (c) Security. Borrower and Guarantors agree that the Security Documents shall secure payment of all Hedge Liabilities. Borrower, Guarantors, and Lender hereby agree that the Loans and the Hedge Liabilities shall rank pari passu and shall collectively be secured by the Security Documents on a pro rata basis. Lender shall hold the Properties and all related collateral under the Security Documents, along with all payments and proceeds arising therefrom, for the benefit of Lender, as security for the payment of all Loans and as security for all Hedge Liabilities on a ratable basis. The benefit of the Security Documents and of the provisions of this Loan Agreement relating to the collateral shall also extend to and be available to Lender and Hedge Provider to the extent either is a counter-party to any Hedge Transactions on a pro rata basis with respect to any obligations, liabilities, or indebtedness of Borrower or Guarantors.
          (d) Termination. If and to the extent any Hedge Transaction is used in calculation of the Borrowing Base, such Hedge Transaction cannot be cancelled, liquidated, or “unwound” without the prior written consent of Lender.
          (e) Hedging Limitations. Borrower and Guarantors shall not enter into any Hedge Transaction related to crude oil, natural gas, or other commodities, except hedging required by Lender and except for Hedge Transactions which meet the following requirements:
               (i) Hedge Transactions resulting in a cap on the price to be received by Borrower and Guarantors, involving in the aggregate at any time not more than eighty percent (80%) of Guarantors’ anticipated production from their proved developed producing oil and gas properties (as forecast in Lender’s most recent engineering valuation of the Properties); provided, however, that (1) Hedge Transactions relating to oil volumes from the Wolf Mountain 15-2-7-87 well in Routt County, Colorado, shall be limited to not more than forty percent (40%) of Guarantors’ anticipated production from that well until such time as the well constitutes twenty percent (20%) or less of the total present value of Guarantors’ proved developed producing oil and gas properties (as forecast in Lender’s most recent engineering valuation of

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the Properties), and (2) there shall be no limitation on the volume of Hedge Transactions resulting only in a floor price per barrel or mcf; and
               (ii) Hedge Transactions that would not result in a fixed price per barrel or mcf lower than the base case price used by Lender in the most-recent engineering evaluation of Guarantors’ oil and gas properties, adjusted for variances between the hedging price and Guarantors’ actual product price as determined by Lender, in each case as disclosed by Lender to Borrower, or otherwise at hedging prices acceptable to Lender as disclosed to Borrower; and
               (iii) Hedge Transactions that are each for a period not to exceed forty-eight (48) months; and
               (iv) To the extent that Lender requires Hedge Transactions in connection with a Borrowing Base, Hedge Transactions where, in each case, the underlying contracts are with Lender or Hedge Provider, as counterparty, with a counter-party (or the parent entity thereof) who at the time the contract is made has long-term obligations rated BBB or better by Standard & Poor’s Ratings Group or Baa or better by Moody’s Investors Services, Inc., or with a counter-party that is otherwise approved by Lender in writing; and
               (v) Hedge Transactions that are not effective at concurrent or overlapping periods of time on the same volumes of production on both a physical and financial basis, unless the combined volumes are in compliance with the volume limitations set forth above.
Borrower may enter into swaps, collars, floors, caps, options, corridors, or other contracts, as such terms are commonly known within the capital markets, which are intended to reduce or eliminate the risk of fluctuation in interest rates for the purpose and effect of fixing and capping interest rates on a principal amount of indebtedness of Borrower; provided that (A) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness of Borrower to be hedged by such contract and the interest rate exposure would not cause the notional amount of all such Hedge Transactions then in effect for the purpose of hedging interest rate exposure to exceed one hundred percent (100%) of the total consolidated indebtedness of Borrower projected to be outstanding for any period covered by such Hedge Transaction, and (B) Borrower shall not establish or maintain any margin accounts with respect to such contracts.
          (f) Required Hedges. On or before three (3) business days after the date of this Loan Agreement, Guarantors will enter into Hedge Transactions covering crude oil and natural gas meeting the following requirements: (i) Hedge Transactions resulting in at least seventy percent (70%) of Guarantors’ anticipated production from their proved developed producing oil and gas properties (as forecast in Lender’s most recent engineering valuation of the Properties) in the aggregate; (ii) Hedge Transactions for a period of not less than forty-eight (48) months; (iii) Hedge Transactions resulting in a fixed price or floor price per barrel or mcf

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equal to the prevailing NYMEX swap price or, if approved by Lender, a regional basis swap price, or otherwise at hedging prices acceptable to Lender; and (iv) Hedge Transactions that are assignable to Lender as additional security for the Loans.
          (g) Speculation. Borrower and Guarantors shall not invest for speculative purposes in any Hedge Transactions or in any other options, futures, or derivatives.
          (h) Additional Collateral. If a Hedge Transaction is entered into with an outside counter-party, Borrower and Guarantors shall, if requested by Lender, collaterally assign and pledge in favor of Lender a first-priority continuing security interest in the applicable trading account and the hedging contract as additional security for the Loans. In connection therewith, Borrower and Guarantors shall execute and deliver to Lender such security agreements, control agreements, and financing statements as deemed appropriate by Lender to create and perfect the continuing security interest therein.
     5. Conditions Precedent. (a) The obligation of Lender to make the initial advance on the Revolving Loan is subject to Borrower’s satisfaction, in Lender’s sole discretion, of the following conditions precedent:
               (1) Lender’s receipt and satisfactory review by Lender of the September 30, 2006 financial statements of Borrower and Guarantors, on a consolidated and consolidating (except for the cash flow statement) basis, including a balance sheet, a statement of operations, and a cash flow statement, prepared in conformity with generally accepted accounting principles in effect on the date such statement was prepared, consistently applied (“GAAP”).
               (2) Lender’s receipt and satisfactory review by Lender of the Approved Plan of Development.
               (3) Lender’s receipt and satisfactory review of evidence from Borrower that the aggregate Accounts Payable that are more than thirty (30) days outstanding are less than or equal to $8,000,000.00.
               (4) Borrower and Guarantors shall have performed and be in compliance in all material respects, with all covenants and agreements required by this Loan Agreement or the other Loan Documents to be performed prior to closing, and all representations and warranties contained in this Loan Agreement or the other Loan Documents must be true in all material respects.
               (5) the negotiation, execution, and delivery of Loan Documents in Proper Form, including, but not limited to, the following:
(i)	this Loan Agreement;

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(ii)	the Revolving Note;

(iii)	the Deeds of Trust;

(iv)	the Guaranties;

(v)	Borrowing Resolution;

(vi)	Guarantor Resolutions; and

(vii)	Letters in Lieu.
               (6) satisfactory evidence that Lender holds perfected liens and security interests in all collateral for the Loans, subject to no other liens or security interests except Permitted Encumbrances. “Permitted Encumbrances” shall mean the following (i) those liens and security interests existing and disclosed to Lender in Schedule 5(a)(6) attached, (ii) liens for taxes not delinquent or being contested in good faith, (iii) mechanic’s and materialman’s liens with respect to obligations not overdue or being contested in good faith, (iv) liens resulting from deposits to secure the payments of workers’ compensation or social security, (v) purchase money security interests or construction liens and that are in an aggregate amount not to exceed $500,000.00, (vi) capital leases entered into in the ordinary course of business, and (vii) liens that arise in the ordinary course of business under or in connection with operating agreements, oil and gas leases, farm-out agreements, contracts for the sale, transportation, or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring, and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith.
               (7) receipt and satisfactory review by Lender of Reserve Reports for the Borrowing Base properties.
               (8) except as disclosed in Schedule 5(a)(8) attached, there shall not have occurred a material adverse change in the business, assets, liabilities (actual and contingent), operations, or condition (financial or otherwise) of Borrower or Guarantors, from that reflected in Borrower’s financial statements for the quarter ended September 30, 2006, or in the SEC Reports. “SEC Reports” means those filing made by the Borrower with the Securities and Exchange Commission including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.
               (9) except as disclosed in Schedule 5(a)(9) attached, there being no order or injunction or other pending or threatened litigation which would reasonably be expected to materially adversely affect the ability of Borrower or Guarantors to perform under the Loan Documents.

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               (10) Lender shall have completed and approved a review of title to, and the status of the environmental condition of, Borrower’s and Guarantors’ oil and gas properties, including the Borrowing Base properties, and the results of such review shall be acceptable to Lender in its sole discretion.
               (11) Lender’s receipt and review, with results satisfactory to Lender and its counsel, of information regarding litigation, tax, accounting, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of Borrower, Guarantors, and any subsidiaries.
               (12) Lender’s receipt of satisfactory evidence that Borrower and Guarantors have no outstanding indebtedness required by GAAP to be disclosed in their financial statements for the quarter ended September 30, 2006, which has not been so disclosed, and all outstanding obligations and liabilities incurred since September 30, 2006 have been incurred in the ordinary course of business.
               (13) Lender’s receipt and review, with results satisfactory to Lender and its counsel, of a schedule showing information regarding any existing litigation affecting Borrower or the Properties.
               (14) Lender’s receipt of releases of the mortgages and UCC financing statements in connection with Borrower’s Senior Secured Notes Facility. “Senior Secured Notes Facility” means certain senior secured notes and warrants to purchase shares of Borrower’s common stock pursuant to that certain Securities Purchase Agreement, dated as of January 13, 2005, by and among the Borrower and HFTP Investment, L.L.C., AG Domestic Convertibles, L.P., and AG Offshore Convertibles, Ltd., as amended, restated, supplemented or otherwise modified and in effect as of the date of this Loan Agreement.
               (15) Borrower’s establishment of an operating account with Lender for advances on the Revolving Loan.
               (16) Borrower shall deliver legal opinions in Proper Form, from Borrower’s and Guarantors’ counsel, regarding Borrower’s and Guarantors’ authority, the enforceability of the Loan Documents, and other matters reasonably required by Lender.
          (b) Lender will not be obligated to make the Loans or any subsequent advance on the Loans, if, prior to the time that a loan or advance is made, (i) there has been any material adverse change in Borrower’s or any Guarantors’ financial condition since the most-recent financial statements furnished to Lender, (ii) any representation or warranty made by Borrower or Guarantors in this Loan Agreement or the other Loan Documents is untrue or incorrect in any material respect as of the date of the advance or loan, (iii) Lender has not received all Loan Documents appropriately executed by Borrower, Guarantors, and all other proper parties, (iv) Lender has requested that Borrower or Guarantors execute additional loan or security documents

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and those documents have not yet been properly executed, delivered, and recorded, (v) Borrower is not in compliance with the Borrowing Base and all reporting requirements, or (vi) an Event of Default (as defined below) has occurred and is continuing.
     6. Representations and Warranties. Each of Borrower and Guarantors hereby represent and warrant to Lender as follows:
          (a) The execution, delivery, and performance of this Loan Agreement, the Notes, the Security Documents, and all of the other Loan Documents by Borrower and by Guarantors, to the extent they are party thereto, have been duly authorized by their respective boards of directors, and this Loan Agreement, the Notes, the Security Documents, and all of the other Loan Documents constitute legal, valid, and binding obligations of Borrower and Guarantors, to the extent they are party thereto, enforceable in accordance with their respective terms;
          (b) The execution, delivery, and performance of this Loan Agreement, the Notes, the Security Documents, and the other Loan Documents, and the consummation of the transaction contemplated, do not require the consent, approval, or authorization of any third party and do not and will not conflict with, result in a violation of, or constitute a default under (i) any provision of Borrower’s or Guarantors’ respective articles of incorporation or bylaws, or (ii) any other agreement or instrument binding upon Borrower or any Guarantors, or (iii) any law, governmental regulation, court decree, or order applicable to Borrower or any Guarantors, except with respect to (ii) and (iii) for matters that would not reasonably be expected to have a material adverse effect on Borrower, any Guarantors, or the Properties;
          (c) Each financial statement of Borrower and Guarantors, now or hereafter supplied to Lender, was (or will be) prepared in accordance with GAAP, and discloses and fairly presents (or will disclose and fairly present) in all material respects Borrower’s and Guarantors’ financial condition, on a consolidated and consolidating (except for cash flow statements) basis, as of the date of each such statement, and except as disclosed in the SEC Reports, there has been (or will have been) no material adverse change in such financial condition subsequent to the date of the most recent financial statement supplied to Lender;
          (d) Except as disclosed in Schedule 5(a)(9) attached, there are no actions, suits, or proceedings pending or, to Borrower’s or Guarantors’ knowledge, threatened against or affecting Borrower, any Guarantors, or the Properties, before any court or governmental department, commission, or board, which would reasonably be expected to have a material adverse effect on the Properties or the operations or financial condition of Borrower or any Guarantors;
          (e) Borrower and Guarantors have filed all material federal, state, and local tax reports and returns required by any law or regulation to be filed and have either duly paid all taxes, duties, and charges indicated due on the basis of such returns and reports, or made

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adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected, except as disclosed in Schedule 6(e) attached;
          (f) Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any “defined benefit plan” (as defined in ERISA) maintained or contributed to by Borrower (each a “Plan”); no “Reportable Event” as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower, unless the reporting requirements have been waived by the Pension Benefit Guaranty Corporation; and Borrower has met its minimum funding requirements under ERISA with respect to each Plan;
          (g) Borrower and Guarantors have provided to Lender copies of all material agreements affecting Borrower’s and Guarantors’ oil and gas properties or their operations, including all gas balancing agreements and advance payment contracts;
          (h) Borrower certifies that Schedule 6(h) sets forth a true and correct organizational chart showing all subsidiaries or other entities owned by Borrower and the ownership in each; and
          (i) Schedule 6(i) sets forth, as of the date of this Loan Agreement, a true and complete list of all existing ISDA Agreements and Hedge Transactions of Borrower and Guarantors, the material terms thereof (including the type, term, effective date, termination date, and notional volumes and prices), the net mark-to-market value thereof as reflected in the most-recent SEC Reports, all credit support agreements relating thereto (including any margin required or supplied), and the counter-party to each such Hedge Transactions.
     7. Covenants. Until the Loans and the Hedge Liabilities and all other obligations and liabilities of Borrower under this Loan Agreement, the Notes, the Security Documents, and the other Loan Documents are fully paid and satisfied (except for unasserted indemnification obligations thereunder and except for Hedge Liabilities that are Supported Hedge Liabilities under Section 4 (b) above), Borrower and Guarantors shall, unless Lender otherwise consents in writing:
          (a) (i) Except as contemplated in subclause (vi) below, maintain their existence in good standing in their respective states of incorporation, maintain their authority to do business in all states in which any is required to qualify, except where such failure to qualify would not reasonably be expected to have a material adverse effect on Borrower or any Guarantors, and maintain full legal capacity to perform all their respective obligations under this Loan Agreement and the Loan Documents, () continue to operate their business as presently conducted, () not permit any changes in Borrower’s directors that alter a majority of the current directors, () except as contemplated in subclause (vi) below, not permit their dissolution,

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liquidation, or other termination of existence or forfeiture of right to do business, () not form any subsidiary without notifying Lender in writing at least thirty (30) days in advance, () not permit a merger or consolidation (unless Borrower or Guarantor, as the case may be, is the surviving entity), and () not acquire all or substantially all of the assets of any other entity without first notifying Lender in writing at least thirty (30) days in advance.
          (b) Manage the Properties in an orderly and efficient manner consistent with good business practices, and perform and comply in all material respects with all statutes, rules, regulations, and ordinances imposed by any governmental unit upon the Properties or Borrower, Guarantors, and their operations including, without limitation, compliance with all applicable laws relating to the environment.
          (c) Maintain insurance as customary in the industry or as reasonably required by Lender, including but not limited to, casualty, comprehensive property damage, and commercial general liability, and other insurance, including worker’s compensation (if necessary to comply with law), naming Lender as an additional insured or a loss payee, and containing provisions prohibiting their cancellation without prior written notice to Lender, and provide Lender with evidence of the continual coverage of those policies prior to the lapse of any policy.
          (d) Not sell, assign, transfer, or otherwise dispose of all or any interest in the Properties or any other collateral, except for (i) the sale of hydrocarbons in the ordinary course of business, (ii) the sale or transfer of equipment or inventory in the ordinary course of business or that is no longer necessary for the business of Borrower or that is obsolete or replaced by equipment of at least comparable value and use, and (iii) the sale of oil and gas properties having an aggregate sales price not in excess of five percent (5%) of the then-applicable Borrowing Base per fiscal year, without the prior written consent of Lender, provided that Lender shall not unreasonably withhold its consent for any sale, farmout, farmin, or other disposition of any oil and gas properties or any interest therein, so long as: (x) the net sales proceeds received by Borrower are equal to or greater than the Borrowing Base value attributable to the sold properties according to the most-recent Borrowing Base review by Lender; (y) any resulting Borrowing Base deficiency after exclusion of the sale properties from the Borrowing Base is immediately eliminated by a single lump sum payment; and (z) there is no existing Event of Default.
          (e) Promptly inform Lender of (i) any and all material adverse changes in Borrower’s or any Guarantors’ financial condition, (ii) all litigation and claims which could reasonably be expected to materially and adversely affect the financial condition of Borrower, any Guarantor, or the Properties, (iii) all actual or contingent material liabilities of Borrower or any Guarantors, (iv) any change in name, identity, or structure of Borrower or any Guarantors, and (v) any uninsured or partially insured loss reasonably estimated in excess of $500,000.00 of any collateral through fire, theft, liability, or property damage.
          (f) Maintain full and accurate books and records and a standard system of accounting in accordance with GAAP, and permit Lender to examine, audit, and make and take

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away copies or reproductions of Borrower’s and Guarantors’ books and records, reasonably required by Lender, at all reasonable times; and permit such persons as Lender may designate at reasonable times to visit and inspect the Properties and examine all records with respect to the Properties, and pay for the reasonable cost of such inspections required by Lender.
          (g) Pay and discharge when due all indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies, and liens, of every kind and nature, imposed upon Borrower, Guarantors, or the Properties, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a material lien or charge upon the Properties, income, or profits, and pay all trade payables and other current liabilities incurred in the ordinary course of business within ninety (90) days of their due date; provided, however, Borrower and Guarantors will not be required to pay and discharge any such assessment, tax, charge, levy, lien, or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative, or other legal proceedings, and (ii) Borrower or Guarantors have established adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.
          (h) Not directly or indirectly create, incur, assume, or permit to exist any indebtedness (including guaranties), secured or unsecured, absolute or contingent, except for (i) the indebtedness to Lender, (ii) any trade payables, taxes, and liabilities incurred in the ordinary course of business, (iii) any indebtedness already incurred and disclosed in Borrower’s financial statements for the quarter ended September 30, 2006, (iv) Borrower’s obligations with respect to the potential payment of a purchase price adjustment and its indemnification obligations under the Purchase Agreement dated December 1, 2006 between Borrower and Q Consolidated Oil Well Services, LLC, (v) obligations under capital leases, transportation deficiencies, or gas imbalances,(vi) indebtedness of up to $500,000.00 for the financing of insurance premiums, (vii) intercompany indebtedness among the Borrower and Guarantors, (viii) the obligations related to Borrower’s Nicaraguan concessions disclosed in Schedule 7(h) attached, (ix) obligations related to Hedge Transactions permitted by this Loan Agreement, and (x) additional indebtedness not to exceed $500,000.00 in the aggregate.
          (i) Not mortgage, assign, hypothecate, pledge, or encumber, and not create, incur, or assume any lien or security interest on or in, the Properties (or any interest in the Properties), any oil and gas properties included in the calculation of the Borrowing Base, or any of Borrower’s or Guarantors’ property or assets, except (i) those in favor of Lender, and (ii) Permitted Encumbrances.
          (j) Except for transactions among Borrower and Guarantors, not make any loans, advances, dividends, or other distributions, other than in the ordinary course of business, to any party, including without limitation, shareholders, officers, directors, partners, joint venturers, members, managers, relatives, and affiliates, or any profit sharing or retirement plan.

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          (k) Not purchase, acquire, redeem, or retire any stock or other ownership interest in Borrower; and not permit any transaction or contract with any affiliates or related parties, except in the ordinary course of business and except at arms length and on market terms.
          (l) Promptly open and maintain at least three depository accounts with Lender, and discuss with Lender moving their primary depository accounts and principal banking relationship to Lender.
          (m) Timely develop the proved oil and gas properties and undeveloped oil and gas properties in the Project Areas in accordance with the Approved Plan of Development and make capital expenditures on such oil and gas properties in accordance with the Approved Plan of Development. Except to the extent of delays beyond the reasonable control of Borrower, such as acts of god, governmental inaction, restraint, or delay, unavailability of equipment, inability to obtain permits or other regulatory approvals, and the unavailability of rigs, for which Borrower provides evidence of such delays to Lender, Borrower and Guarantors shall diligently proceed to drill and complete each producing and injection well under the Approved Plan of Development and use reasonable diligence to connect each gas well to gathering systems and pipelines to permit the sale and marketing of natural gas in the ordinary course of business.
          (n) Meet with the Lender from time to time as reasonably requested by Lender to review all operational activities of Borrower and Guarantors with respect to the Properties, the Approved Plan of Development, the Project Areas, and all financial reports. Each review shall be in scope reasonably satisfactory to Lender, but will include at a minimum, an update by Borrower on the development activities made pursuant to the Approved Plan of Development, any requests by Borrower that changes be made to the Approved Plan of Development, any cost or expense overruns or savings, any mechanical problems incurred, and any differences in reserves or production estimates.
          (o) Indemnify Lender against all losses, liabilities, withholding and other taxes, claims, damages, or expenses (other than income taxes) relating to the Loans, the Loan Documents, or Borrower’s use of the Loan proceeds, including but not limited to reasonable attorneys and other professional fees and settlement costs, but excluding, however, those caused solely by or resulting solely from any gross negligence or willful misconduct by Lender; and this indemnity shall survive the termination of this Loan Agreement.
          (p) Comply in all material respects with all applicable provisions of ERISA, except as set forth in Schedule 7(p) attached, not violate in any material respect any provision of any Plan, meet their minimum funding requirements under ERISA with respect to each Plan, and notify Lender in writing of the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan.
          (q) If Borrower acquires any wholly-owned subsidiary or owns any issued and outstanding capital stock or partnership interests of any companies or partnerships, Borrower

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shall sign and deliver to Lender within fifteen (15) days after such acquisition a pledge agreement in Proper Form, creating a first-priority security interest covering the issued and outstanding capital stock or partnership interests of all existing and hereafter acquired companies, subsidiaries, or partnerships of Borrower, and Borrower shall cause each wholly-owned subsidiary to sign and deliver to Lender within fifteen (15) days after such acquisition a guaranty in substantially the same form as signed by Guarantors in connection with this Loan Agreement, guaranteeing payment of the Loans.
          (r) Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments, or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the Loan Documents, and to grant, perfect, and maintain liens and security interests on or in the Properties and related collateral, and promptly upon Lender’s request cure any defects in the execution and delivery of any Loan Documents.
     8. Financial Covenants. Until the Loans and the Hedge Liabilities and all other obligations and liabilities of Borrower under this Loan Agreement, the Notes, the Security Documents, and the other Loan Documents are fully paid and satisfied (other than unasserted indemnification obligations thereunder and except for Hedge Liabilities that are Supported Hedge Liabilities under Section 4 (b) above), Borrower and Guarantors shall, unless Lender otherwise consents in writing, maintain the following financial covenants to be calculated on a consolidated basis commencing with the fiscal quarter ending March 31, 2007:
          (a) Maintain at the end of each fiscal quarter an Interest Coverage Ratio greater than or equal to 3.0 to 1.0. “Interest Coverage Ratio” is defined as the ratio of (i) the sum of Borrower’s and Guarantors’ most recent quarter’s net income, plus interest expense for the same period, plus income taxes for the same period, plus depreciation, depletion, amortization, and other non-cash charges for the same period, divided by (ii) interest expense for the same period.
          (b) Maintain at the end of each fiscal quarter a Current Ratio greater than or equal to 1.0 to 1.0. “Current Ratio” is defined as the ratio of (i) Borrower’s and Guarantors’ current assets, plus availability on the Revolving Loan, divided by (ii) current liabilities (excluding current maturities of long-term debt); provided, however, that the marked to market values for hedging positions in accordance with FASB 133 shall be excluded from this calculation until such time as the gains or losses from the hedges are actually realized and the hedges expire.
          (c) Maintain at the end of each fiscal quarter a Debt Service Coverage Ratio greater than or equal to 1.25 to 1.0. “Debt Service Coverage Ratio” is defined as the ratio of (i) the sum of Borrower’s and Guarantors’ most recent quarter’s net income, plus depletion, depreciation, amortization, and other non-cash charges for the same period, plus income taxes for the same period, minus gains from the sale of assets (or plus losses from the sale of assets),

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divided by (ii) the sum of the current maturities of long term debt (excluding the Revolving Loan) for the same period, plus the monthly commitment reductions for the same period as required by Lender.
          (d) Maintain at the end of each fiscal quarter a Funded Debt to EBITDA Ratio less than or equal to (i) 4.25 to 1.0 for the fiscal quarter ending March 31, 2007, (ii) 4.0 to 1.0 for the fiscal quarter ending June 30, 2007, and (iii) 3.5 to 1.0 for each fiscal quarter thereafter. “Funded Debt to EBITDA Ratio” is defined as the ratio of (i) the total amount outstanding on the Loans, divided by (ii) the sum of Borrower’s and Guarantors’ most recent quarter’s net income annualized, plus income taxes for the same period annualized, plus interest expense on the Loans for the same period annualized, plus depletion, depreciation, and amortization for the same period annualized, plus other non-cash charges for the same period annualized, minus gains from the sale of assets (or plus losses from the sale of assets) for the same period annualized; provided, however, that EBITDA from acquisitions may only be included in this covenant after Lender has reviewed and approved pro-forma financial statements demonstrating the effect of the acquisition.
          (e) Maintain at the end of each fiscal quarter a Collateral Coverage Ratio greater than or equal to 1.33 to 1.0. “Collateral Coverage Ratio” is defined as the ratio of (i) the aggregate present value of Guarantors’ proved developed producing oil and gas properties (as determined by Lender assuming NYMEX prices minus the differentials), divided by (ii) the total amount outstanding on the Loans.
          (f) Not permit quarterly general and administrative expenses on a consolidated basis to exceed $700,000.00 (excluding non-cash items) per fiscal quarter during 2007.
          (g) Shall use all “Free Operating Cash Flow” to the extent thereof, for the purpose of funding the capital expenditures under the Approved Plan of Development. “Free Operating Cash Flow” is defined as net cash flow from operating activities, minus payments for general and administrative expenditures permitted under the Loan Agreement, minus interest expense, fees, expenses, and principal, if any, paid during such period in respect of Revolving Loan, and minus the Permitted Nicaraguan Contributions (as defined below), if any.
          (h) Shall not use any Free Operating Cash Flow or other cash, or make any loans, advances, capital contributions, or other distributions, for or with respect to Borrower’s Nicaraguan concessions; provided, however, that (1) this provision shall not limit or prevent draws under two letters of credit dated May 19, 2006, in the amounts of $408,450.00 and $443,100.00, respectively, issued by Cornerstone Bank, in favor of Direccion General de Hidrocarburos, Insituto Nicaraguense de Energia, for the account of Borrower, and (2) so long as there is no existing Event of Default or Borrowing Base deficiency, Borrower may use Free Operating Cash Flow or other cash, or make loans, advances, capital contributions, or other distributions, for or with respect to Borrower’s Nicaraguan concessions, in an aggregate amount

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not to exceed $200,000.00 per fiscal year (collectively the “Permitted Nicaraguan Contributions”). Borrower shall notify Lender in writing when Permitted Nicaraguan Contributions are made, including the source for those contributions.
Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to GAAP, consistently applied.
     9. Reporting Requirements. Until the Loans and the Hedge Liabilities and all other obligations and liabilities of Borrower under this Loan Agreement, the Notes, the Security Documents, and the other Loan Documents are fully paid and satisfied (other than unasserted indemnification obligations thereunder or with respect to the Hedge Liabilities, all such outstanding Hedge Liabilities are Supported Hedge Liabilities under Section 4 (b) above), Borrower and Guarantors shall, unless Lender otherwise consents in writing, furnish to Lender:
          (a) As soon as available, and in any event within one hundred twenty (120) days of the end of each fiscal year, audited annual financial statements for Borrower and Guarantors on a consolidated basis, consisting of at least a balance sheet, an income statement or statement of operations, a cash flow statement, and a statement of changes in owners’ equity, along with an auditor’s opinion from EKS&H or another independent certified public accountant acceptable to Lender and certified by an authorized officer of Borrower (i) as being true and correct in all material aspects to his knowledge, (ii) as fairly reporting the financial condition of Borrower and Guarantors as of the close of the fiscal year and the results of their operations for the year, and (iii) as having been prepared in accordance with GAAP; and unaudited annual financial statements for Borrower and Guarantors on a consolidating basis, consisting of at least a balance sheet, an income statement or statement of operations, and a statement of changes in owners’ equity, certified by an authorized officer of Borrower (i) as being true and correct in all material aspects to his knowledge, (ii) as fairly reporting the financial condition of Borrower and Guarantors as of the close of the fiscal year and the results of their operations for the year, and (iii) as having been prepared in accordance with GAAP;
          (b) As soon as available, and in any event within sixty (60) days of the end of each fiscal quarter, quarterly financial statements for Borrower and Guarantors on a consolidated and consolidating (except for the cash flow statement) basis, consisting of at least a balance sheet, an income statement or statement of operations, a cash flow statement, and a statement of changes in owners’ equity, for the quarter and for the period from the beginning of the fiscal year to the close of the quarter, certified by an authorized officer of Borrower (i) as being true and correct in all material aspects to his knowledge, (ii) as fairly reporting the financial condition of Borrower and Guarantors as of the close of the fiscal quarter and the results of their operations for the quarter, and (iii) as having been prepared in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;
          (c) With the quarterly and annual financial statements required above, a quarterly compliance certificate in the form of Exhibit B attached, signed by an authorized

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officer of Borrower and certifying compliance with the financial covenants and other matters in this Loan Agreement;
          (d) On or before March 1 of each year, a report dated as of January 1, prepared by an independent petroleum engineer or engineering firm or other designee acceptable to Lender, and on or before August 15 of each year, a report dated as of July 1, prepared by or on behalf of Borrower, both reports to be prepared on a consistent basis in accordance with the customary standards and procedures of the petroleum industry, estimating the quantity of oil, gas, and associated hydrocarbons recoverable from the Properties and all of Borrower’s and Guarantors’ oil and gas properties, and the projected income and expense attributable to the Properties and all of Borrower’s and Guarantors’ oil and gas properties, including, without limitation, a description of reserves, net revenue interests and working interests attributable to the reserves, rates of production, gross revenues, operating expenses, ad valorem taxes, capital expenditures necessary to cause the Properties and all of Borrower’s and Guarantors’ oil and gas properties to achieve the rate of production set forth in the report, net revenues and present value of future net revenues attributable to the reserves and production therefrom, a statement of the assumptions upon which the determinations were made and any other matters related to the operations of the Properties and all of Borrower’s and Guarantors’ oil and gas properties and the estimated income therefrom;
          (e) Within fifteen (15) days of Lender’s request, copies of Borrower’s federal, state, and local income tax filings or returns, with all schedules, attachments, forms, and exhibits;
          (f) As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, a hedging report setting forth as of the last business day of such prior fiscal quarter end, a summary of Borrower’s and Guarantors’ existing hedging positions under all Hedge Transactions (including forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas, and other commodities), including the type, term, effective date, termination date, and notional volumes and prices for such volumes, the hedged prices, interest rates, or exchange rates, as applicable, and any new credit support agreements relating thereto not previously disclosed to Lender;
          (g) Within five (5) days of Lender’s request, Borrower shall provide to Lender full and complete copies of all agreements, documents, and instruments evidencing all existing Hedge Transactions and such other information regarding Hedge Transactions as Lender may reasonably request;
          (h) Within sixty (60) days of the end of each month, a production report, on a lease-by-lease or unit basis, showing the gross proceeds from the sale of oil, gas, and associated hydrocarbons produced from the Properties, the quantity of oil, gas, and associated hydrocarbons sold, the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, the lease operating expenses, intangible drilling costs, and capital expenditures, the number of wells operated, drilled, or abandoned, the name, address, telephone number, and

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contact of the first purchaser of production for all of the Properties, and such other information as Lender may reasonably request;
          (i) As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, a gas balancing report, in Proper Form and duly certified by an authorized representative of Borrower as being true and correct in all material aspects to his or her knowledge;
          (j) At any time upon request by Lender, a list showing the name and address of each purchaser of oil, gas, and associated hydrocarbons produced from or attributable to the Properties;
          (k) Within thirty (30) days of the date of this Loan Agreement, evidence of the payment in full of the Accounts Payable, including lien releases to the extent necessary.
          (l) If requested by Lender, Borrower shall provide evidence that the budgeted capital expenditures for oil and gas properties have been completed as scheduled in accordance with the Approved Plan of Development, along with the associated paid vendor invoices.
          (m) If requested by Lender, Borrower shall provide evidence that it reasonably expects to have the funds available to fund the budgeted capital expenditures under the Approved Plan of Development.
          (n) Within five (5) days after Borrower learns of any such occurrence, a written report of any pending or threatened litigation which would reasonably be expected to have a material adverse effect upon Borrower, Guarantors, the Properties, or Borrower’s or any Guarantors’ financial condition or which asserts damages or claims in an amount in excess of $100,000;
          (o) Within five (5) days after Borrower learns of any default under one or more Hedge Transactions that results in an obligation of Borrower or any Guarantors to make one or more material payments, written notice of the default and copies of all documentation relating to the default;
          (p) As soon as possible and in any event within five (5) days after the occurrence of any Event of Default, or any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the written statement of the President or the Chief Financial Officer of Borrower setting forth the details of such Event of Default and the action which Borrower proposes to take with respect thereto; and

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          (q) Such other information respecting the condition and the operations, financial or otherwise, of Borrower, Guarantors, and the Properties as Lender may from time to time reasonably request.
     10. Events of Default. (a) The occurrence at any time of any of the following events or the existence of any of the following conditions, and the expiration of any notice, cure, or grace period provided in Section 10(b) below, shall be called an “Event of Default”:
               (1) Failure to make punctual payment when due of any sums owing on any of the Notes or any of the other secured indebtedness (as described in the Deeds of Trust) or any other amounts owed by Borrower to Lender; or
               (2) Failure of any of the Obligated Parties (as defined below) to perform in any material respect any of the obligations, covenants, or agreements, contained in this Loan Agreement or any of the other Loan Documents; or any representation or warranty made by Borrower or Guarantors proves to have been false, misleading, or erroneous when made in any material respect; or
               (3) A material default by Borrower or Guarantors under any ISDA Agreement or with respect to any Hedge Liabilities; or non-payment when due or the material breach by Borrower or Guarantors or any Obligated Parties of any term, provision, or condition contained in any Hedge Transaction or any confirmation or other transaction consummated thereunder, whether or not Lender is a party thereto; or
               (4) If Borrower or any Guarantor causes production payments for oil and gas produced from or attributable to Borrower’s oil and gas properties to be directed to any party other than the lockbox maintained by Lender following the establishment of the lockbox under Section 2(d) of this Loan Agreement; or
               (5) A failure by Borrower to resolve a Borrowing Base deficiency in accordance with Section 3(b) of this Loan Agreement; or
               (6) Levy, execution, attachment, sequestration, or other writ against any material portion of the real or personal property representing the security for the Loans; or
               (7) Any “Event of Default” under the Notes or any of the other Loan Documents, the Events of Default defined in the Notes and Loan Documents being cumulative to those contained in this Loan Agreement; or
               (8) Except as expressly permitted by this Loan Agreement, the transfer, whether voluntarily or by operation of law, of all or any portion of the Properties without obtaining Lender’s consent; or

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               (9) The failure of any of the Obligated Parties to pay any money judgment in excess of $500,000.00, against that party before the expiration of thirty (30) days after the judgment becomes final, unless such judgment has been stayed, or the failure of any of the Obligated Parties to obtain dismissal within ninety (90) days of any involuntary proceeding filed against that party under any Debtor Relief Laws (as defined below); or
               (10) Borrower’s liquidation, termination of existence, merger or consolidation with another (unless Borrower is the surviving entity), forfeiture of right to do business, except where such forfeiture would not reasonably be expected to have a material adverse effect on Borrower or any Guarantors, or appointment of a trustee or receiver for any substantial part of its property or the filing of an action seeking to appoint a trustee or receiver for same; or
               (11) A filing by any of the Obligated Parties of a voluntary petition in bankruptcy, or taking advantage of any Debtor Relief Laws; or an answer admitting the material allegations of a petition filed against any of the Obligated Parties, under any Debtor Relief Laws; or an admission by any of the Obligated Parties in writing of an inability to pay its or their debts as they become due; or the calling of any meeting of creditors of any of the Obligated Parties for the purpose of considering an arrangement or composition; or
               (12) Any of the Obligated Parties revokes or disputes the validity of or liability under any of the Loan Documents, including any guaranty or security document.
          (b) The term “Obligated Parties” means Borrower, Guarantors, any other party liable, in whole or in part, for the payment of any of the Notes, whether as maker, endorser, guarantor, surety, or otherwise, and any party executing any deed of trust, mortgage, security agreement, pledge agreement, assignment, or other contract of any kind executed as security in connection with or pertaining to the Notes or the Loans. The term “Debtor Relief Laws” means any applicable liquidation, conservatorship, receivership, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar laws affecting the rights or remedies of creditors generally, as in effect from time to time.
     11. Remedies. (a) Upon the occurrence and during the continuance of any one or more of the foregoing Events of Default, the entire unpaid principal balances of the Notes, together with all accrued but unpaid interest thereon, and all other indebtedness then owing by Borrower to Lender, shall, at the option of Lender, upon written notice to Borrower, become immediately due and payable without further presentation, demand for payment, notice of intent to accelerate, notice of acceleration or dishonor, protest or notice of protest of any kind, all of which are expressly waived by Borrower. Any and all rights and remedies of Lender pursuant to this Loan Agreement or any of the other Loan Documents may be exercised by Lender, at its option, upon the occurrence and during the continuance of an Event of Default. All remedies of Lender may be exercised singularly, concurrently, or consecutively, without waiver or election.

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     (b) Upon any event described in Subsection 10 (a)(1) above regarding payment of sums owing to Lender, Lender shall provide Borrower with an invoice for the payment due and Borrower shall have five (5) days grace after the due date in order to cure the default prior to acceleration of the Notes and exercise of any remedies. Upon any other event described in Subsection 10 (a) above, Lender shall provide Borrower with written notice of the default and Borrower shall have twenty (20) days after notice in order to cure the default prior to acceleration of the Notes and exercise of any remedies; except Borrower shall have no cure period for any voluntary filing by Borrower under any Debtor Relief Laws, for any voluntary transfer of any portion of the Properties, without obtaining Lender’s partial release, for any liquidation or termination of existence of Borrower, or for any Event of Default that is not capable of cure during that period, and provided that Lender is not obligated to provide written notice of any default which Borrower reports to Lender, but Borrower shall have the benefit of any applicable grace or cure period required herein.
     (c) All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.
     12. Waiver and Amendment. Neither the failure nor any delay on the part of Lender to exercise any right, power, or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.
     13. Savings Clause. Regardless of any provision contained in this Loan Agreement, the Notes, or any of the Loan Documents, it is the express intent of the parties that at no time shall Borrower or any of the Obligated Parties pay interest in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious), and Lender will never be considered to have contracted for or to be entitled to charge, receive, collect, or apply as interest on any of the Notes, any amount in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious). In the event that Lender ever receives, collects, or applies as interest any such excess, the amount which would be excessive interest will be applied to the reduction of the principal balances of the Notes, and, if the principal balances of the Notes are paid in full, any remaining excess shall forthwith be paid to Borrower.

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In determining whether the interest paid or payable exceeds the Maximum Rate (or any other interest amount which might in any way be deemed usurious), Borrower and Lender shall, to the maximum extent permitted under applicable law: (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (ii) exclude voluntary prepayments and the effect thereof; and (iii) amortize, pro rate, or spread the total amount of interest throughout the entire contemplated term of the Notes so that the interest rate is uniform throughout the term. The term “Maximum Rate” means the maximum interest rate which may be lawfully charged under applicable law.
     14. Notices. Any notice or other communications provided for in this Loan Agreement shall be in writing and shall be given to the party at the address shown below:

Lender:	Amegy Bank N.A.
Attention: Tim E. Merrell, Senior Vice President
1807 Ross Avenue, Suite 400
Dallas, Texas 75201
Fax Number (214) 754-9687

With a copy to counsel for Lender:	Paul D. Bradford
Harris, Finley & Bogle, P.C.
777 Main Street, Suite 3600
Fort Worth, Texas 76102-5341
Fax Number (817) 332-6121

Borrower and Guarantors:	Infinity Energy Resources, Inc.
Infinity Oil and Gas of Texas, Inc.
Infinity Oil & Gas of Wyoming, Inc.
Attention: James A. Tuell, President
633 Seventeenth Street, Suite 1800
Denver, Colorado 80202
Fax Number (720) 932-5409

With a copy to counsel for Borrower and Guarantors:	Deborah J. Friedman Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Fax Number (303) 893-1379

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January 9, 2007

Any such notice or other communication shall be deemed to have been given on the day it is personally delivered or, if mailed, on the third day after it is deposited in an official receptacle for the United States mail, or, if faxed, on the date it is received by the party. Any party may change its address for the purposes of this Loan Agreement by giving notice of such change in accordance with this paragraph.
     15. Miscellaneous. (a) This Loan Agreement shall be binding upon and inure to the benefit of Lender, Borrower, and Guarantors, and their respective heirs, personal representatives, successors, and assigns; provided, however, that Borrower and Guarantors may not, without the prior written consent of Lender, assign any rights, powers, duties, or obligations under this Loan Agreement or any of the other Loan Documents.
          (b) THIS LOAN AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA AND SHALL BE PERFORMED IN DALLAS COUNTY, TEXAS. BORROWER, GUARANTORS, AND LENDER IRREVOCABLY AGREE THAT VENUE FOR ANY ACTION OR CLAIM RELATED TO THIS LOAN AGREEMENT, THE NOTES, THE LOANS, THE GUARANTIES, OR THE PROPERTIES SHALL BE IN COURT IN DALLAS COUNTY, TEXAS.
          (c) If any provision of this Loan Agreement or any other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
          (d) All covenants, agreements, undertakings, representations, and warranties made in this Loan Agreement and the other Loan Documents shall survive any closing hereunder.
          (e) All documents delivered by Borrower or Guarantors to Lender must be in Proper Form. The term “Proper Form” means in form, substance, and detail satisfactory to Lender in its sole discretion.
          (f) Without limiting the effect of any provision of any Loan Document which provides for the payment of expenses and attorneys fees upon the occurrence of certain events, Borrower shall pay all costs and expenses (including, without limitation, the reasonable attorneys fees of Lender’s legal counsel) in connection with (i) the preparation of this Loan Agreement and the other Loan Documents, and any and all extensions, renewals, amendments, supplements, extensions, or modifications thereof, (ii) any action reasonably required in the course of

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administration of the Loans, (iii) resolution of any disputes with Borrower or Guarantors related to the Loans or this Loan Agreement, and (iv) any action in the enforcement of Lender’s rights upon the occurrence of an Event of Default.
          (g) If there is a conflict between the terms of this Loan Agreement and the terms of any of the other Loan Documents, the terms of this Loan Agreement will control.
          (h) Lender shall have the right, with the consent of Borrower (unless an Event of Default has occurred and is continuing, in which case no consent is needed), which will not be unreasonably withheld, (i) to assign the Loans or commitment and be released from liability thereunder, and (ii) to transfer or sell participations in the Loans or commitment with the transferability of voting rights limited to principal, rate, fees, and term.
          (i) This Loan Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, shall be deemed to constitute one agreement, and Lender is authorized to attach the signature pages from the counterparts to copies for Lender and Borrower. At Lender’s option, this Loan Agreement and the Loan Documents may also be executed by Lender, Borrower, and Guarantors in remote locations with signature pages faxed to Lender and Borrower. Lender, Borrower, and Guarantors agree that the faxed signatures are binding upon the parties thereto, and the parties further agree to promptly deliver the original signatures for this Loan Agreement and all Loan Documents by overnight mail or expedited delivery. It will be an Event of Default if they fail to promptly deliver all required original signatures.
     16. Notice of Final Agreement. (a) In connection with the Loans, Borrower, Guarantors, and Lender have executed and delivered this Loan Agreement and the Loan Documents (collectively the “Written Loan Agreement”).
          (b) It is the intention of Borrower, Guarantors, and Lender that this paragraph be incorporated by reference into each of the Loan Documents. Borrower, Guarantors, and Lender each warrant and represent that their entire agreement with respect to the Loans is contained within the Written Loan Agreement, and that no agreements or promises have been made by, or exist by or among, Borrower, Guarantors, and Lender that are not reflected in the Written Loan Agreement.
          (c) THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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     If the foregoing correctly sets forth our agreement, please so acknowledge by signing and returning the additional copy of this Loan Agreement enclosed to me.

Yours very truly, Amegy Bank N.A.
By:	/s/ Tim E. Merrell
Tim E. Merrell,
Senior Vice President

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January 9, 2007

Accepted and agreed to this 9th day of January, 2007:

BORROWER:

Infinity Energy Resources, Inc.

By:	/s/ James A. Tuell

James A. Tuell, President

GUARANTORS:

Infinity Oil and Gas of Texas, Inc.

By:	/s/ James A. Tuell

James A. Tuell, President

Infinity Oil & Gas of Wyoming, Inc.

By:	/s/ James A. Tuell

James A. Tuell, President
Exhibits and Schedules
Exhibit A — Revolving Note
Exhibit B — Compliance Certificate
Schedule 1(d) — Approved Plan of Development
Schedule 5(a)(6) — Liens and security interests
Schedule 5(a)(8) — Material adverse change
Schedule 5(a)(9) — Order, injunction, or other pending or threatened actions, suits, or proceedings
Schedule 6(e) — Additional taxes
Schedule 6(h) — Organizational Chart
Schedule 6(i) — Hedge Transactions
Schedule 7(h) — Obligations on Nicaraguan concessions
Schedule 7(p) — ERISA issues